Exhibit 99.1

FOR IMMEDIATE RELEASE

Arotech Announces $3 Million Stock Investment by Admiralty Partners, Inc.

Admiralty CEO Jon B. Kutler to Join Arotech’s Board of Directors

Ann Arbor, Michigan – February 3, 2016 – Arotech Corporation (Nasdaq GM: ARTX) announced today that it has signed a definitive agreement with internationally-recognized aerospace and defense investment firm Admiralty Partners, Inc. and closed on the sale to Admiralty of 1.5 million shares of its stock in a private placement at a price of $1.99 per share, resulting in proceeds to Arotech of $2.985 million. The price of $1.99 per share was set by the parties based on the price of Arotech’s stock at the time negotiations commenced. In conjunction with this investment, Jon B. Kutler, Admiralty Partners Chairman and CEO, will join Arotech’s Board of Directors. Additional details regarding the material terms of the transaction will be disclosed in a Current Report on Form 8-K expected to be filed today.

“We are truly flattered and excited by this vote of confidence from a legend in the aerospace and defense investment world, and we are thrilled to welcome Jon to our Board of Directors,” commented Steven Esses, Arotech’s President and CEO. “Jon’s expertise in the fields of aerospace and defense is expected to help us to grow our business and aid in creating long-term shareholder value. We look forward to benefiting from Jon’s vast knowledge, experience and contacts,” Mr. Esses concluded.

“Arotech is positioned at the confluence of two trends in the defense industry – disproportionate government investment in key growth areas and the consolidation of the fragmented third-tier supplier base” said Jon B. Kutler, Admiralty Partners CEO. “Its strong presence in training and simulation and power systems, combined now with an increased capability to participate as a consolidator, are expected to provide multiple opportunities and avenues for growth and enhanced shareholder value.”

Mr. Kutler is a recognized investor, investment banker and expert in the aerospace and defense industries. After service in the U.S. Navy and nearly a decade on Wall Street, Mr. Kutler founded Quarterdeck Investment Partners, Inc., a leading international investment bank focused exclusively on the global aerospace and defense markets. He sold Quarterdeck to Jefferies & Company in 2002 to focus on private equity investments under Admiralty Partners (www.admiraltypartners.com). Mr. Kutler has been profiled in numerous international trade and business publications and television and has been a leading voice regarding trends in the aerospace and defense sectors. He is a Trustee of the California Institute of Technology where he serves as Chairman of the Jet Propulsion Lab Committee. Mr. Kutler is a graduate of the United States Naval Academy and he received his Masters of Business Administration from Harvard University.

The offer and sale of the shares have not been registered under the Securities Act of 1933, as amended, and the shares may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. Arotech has agreed to file a registration statement covering the resale of the common stock issued in the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers and advanced zinc-air and lithium batteries and chargers. Arotech operates two major business divisions: Training and Simulation, and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

Investor Relations Contacts:

Brett Maas / Rob Fink
Hayden IR
(646) 536.7331 / (646) 415.8972
ARTX@haydenir.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.